CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Volt Information Sciences, Inc. Savings Plan of Volt Information Sciences, Inc. of our reports (a) dated December 17, 1997, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended October 31, 1997, filed with the Securities and Exchange Commission and (b) dated June 4, 1997, with respect to the financial statements and schedules of the Volt Information Sciences, Inc. Savings Plan included in the Plan's Annual Report on Form 11-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission..


                                                     /s/ ERNST & YOUNG LLP

February 9, 1998